Exhibit 99.1

L. Leon Patterson

  Chairman &

Chief Executive Officer

June 23, 2009

To Our Shareholders:

As all of you know the economy and the banking industry are dealing with one of the most pronounced recessions in the real estate industry in decades. The credit costs for banks associated with this recession are significant and still increasing. In particular, commercial real estate and construction and development projects continue to be depressed with significant deterioration in values. The impact on many of our borrowers is severe. The impact of these credit costs, combined with an unplanned industry-wide FDIC special assessment in June to bolster the FDIC insurance fund, will have a detrimental impact on our earnings in the second quarter. This is of great concern to your Board of Directors, and in these uncertain times it is important to preserve our capital.

Management and your Board of Directors has adopted an aggressive plan of action to address the issues in the current environment related to credit quality, liquidity, earnings and capital, all factors in the decision related to paying quarterly dividends. These are unprecedented times, and after careful consideration the Board of Directors has concluded not to pay a cash dividend for the 2ndquarter. Suspension of our dividend for this quarter was a very difficult decision, especially given our long and proud history of paying and increasing dividends over time.

We understand how important the dividend is to our shareholders, and only made this decision after adopting a comprehensive plan to address the continuing challenges of the current economic environment. For me personally, this was the most painful decision in my 42 years of banking; yet to protect our capital base and long-term shareholder value we believe it is necessary and the prudent thing to do. I remain extremely proud of our Company’s long-term performance. We made this decision because we firmly believe this is in the long-term interest of our shareholders and our Company. Let me assure you we are working diligently to resolve these issues with the least impact to our shareholders and customers. None of us has foreseen the magnitude and the speed of the downturn from this real estate crisis in the southeast.

We will communicate more to you after the end of the second quarter on the actions we are taking to address the current financial crisis and the impact on the banking industry and our Company. The Board of Directors and management have never been more engaged, and we are focused on continuing the proud heritage of The Palmetto Bank. I am confident that we have the right team in place to navigate through these difficult times. We remain grateful for your patience and support as a Palmetto Bank shareholder.

With warmest regards,

Leon Patterson
Chairman and Chief Executive Officer

306 E. North Street    Greenville, South Carolina 29601

864/250-6080    Fax: 864/240-4498

lpatterson@palmettobank.com